Exhibit 99.1
Contact: Harry T. Rittenour
President and CEO
734-414-6100
PERCEPTRON ANNOUNCES RETIREMENT AND MANAGEMENT APPOINTMENTS
Plymouth, Michigan, January 22, 2008 — Perceptron, Inc. (NASDAQ: PRCP) today announced that the Board of Directors of the Company has appointed Harry T. Rittenour as President and Chief Executive Officer of the Company. Mr. Rittenour was also elected to the Company’s Board of Directors by the existing members of the Board.
Mr. Rittenour succeeds Alfred A. Pease, who retired as Chairman of the Board, President and Chief Executive Officer of the Company after nearly twelve years in that position. Mr. Pease will remain as an employee of the Company, serving as an Executive Advisor to Mr. Rittenour as the Company’s new President and Chief Executive Officer. Mr. Pease also retired from the Company’s Board of Directors.
The Company also announced that W. Richard Marz, a current independent member of the Board of Directors, has been appointed to serve as the non-executive Chairman of the Board.
These changes are effective immediately.
Mr. Rittenour, age 61, has been Senior Vice President — Product Production and Quality of the Company since May 2001. Prior to that he was Senior Vice President — Industrial Business Segment from May 2000 until May 2001 and Vice President — Quality Assurance from January 1997 until May 2000. Prior to joining the Company, Mr. Rittenour served as the Branch Director, Office of the Chief of Naval Operations in Washington, D.C. He retired from the Navy as a Rear Admiral, having previously served in several significant command and staff positions.
Mr. Marz has been a Director of the Company since 2000. Mr. Marz is President of MMW Group, a private technology consulting group he founded in 2006. Prior to that, he served in various senior management roles at LSI Corporation.
“It has been an honor and a privilege to lead Perceptron as Chairman, President and Chief Executive Officer. We have accomplished a great deal during my tenure and the Company is well poised for the future. I look forward to continuing to work with Harry Rittenour as he assumes the leadership of Perceptron. Having served the Company in senior management roles since 1997, he is well prepared to lead the Company,” stated Alfred A. Pease.
Harry T. Rittenour, President and Chief Executive Officer of Perceptron, stated, “I am excited by the prospect of leading Perceptron as it continues to implement its long-term growth strategy. The confidence in me expressed by Al Pease and the Board of Directors is gratifying. I look forward to Al’s continuing support in my new role.”
W. Richard Marz, Chairman of the Board of Perceptron, said, “Al Pease has served Perceptron, and its shareholders and employees well over the past years. The Board of Directors is deeply grateful to Al for the significant contributions he has made to Perceptron. We wish him well in retirement and appreciate his willingness to continue to assist us in executing Perceptron’s strategic plans.”
Mr. Marz further stated, “The Board has a great deal of respect for Harry Rittenour’s skills, having seen him successfully accomplish every new challenge he has undertaken. With Al’s retirement, Harry was the clear choice to lead Perceptron into the future.”
47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

About Perceptron
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 235 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore and China. For more information, please visit www.perceptron.com.